Exhibit 10.14

Name:	[•]
Number of Shares of Stock subject to the Stock Option:	[•]
Date of Grant:	[•]
Exercise Price Per Share	$[•]
Vesting Start Date:	[•]

AGENTUS THERAPEUTICS, INC.

2018 EQUITY INCENTIVE PLAN

INCENTIVE STOCK OPTION

STOCK OPTION AGREEMENT

This agreement (this “Agreement”) evidences a Stock Option granted by AgenTus Therapeutics, Inc. (the “Company”) to the individual named above (the “Grantee”), pursuant to and subject to the terms of the AgenTus Therapeutics, Inc. 2018 Equity Incentive Plan (as amended from time to time, the “Plan”). Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

1. Grant of Stock Option. The Company hereby grants to the Grantee on the date of grant set forth above (the “Date of Grant”) a Stock Option permitting the Grantee to purchase, pursuant to and subject to the terms and conditions set forth in this Agreement and in the Plan, up to the number of shares of Stock set forth above (such shares hereinafter referred to individually as a “Share” and collectively as the “Shares”), for the exercise price per Share set forth above, in each case, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof (the “Stock Option”).

This Stock Option is intended to qualify as an “incentive stock option” under Section 422 of the Code, but the Company does not represent or warrant that this Stock Option qualifies as such. The Grantee should consult with his or her own tax advisors regarding the tax effects of this Stock Option and the requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements. To the extent any portion of this Stock Option does not so qualify as an “incentive stock option,” such portion shall be deemed to be a non-qualified stock option. If the Participant intends to dispose or does dispose (whether by sale, gift, transfer or otherwise) of any Shares within the one-year period beginning on the date after the transfer of such shares to him or her, or within the two-year period beginning on the day after the grant of this Stock Option, he or she will so notify the Company within 30 days after such disposition.

2. Vesting; Exercise.

(a) Vesting. The term “vest” as used herein with respect to the Stock Option or any portion thereof means to become exercisable and the term “vested” as applied to the Stock Option or any portion thereof means that the Stock Option (or such portion) is then exercisable, subject, in each case, to the terms of the Plan and this Agreement. Unless earlier forfeited in accordance with the Plan or this Agreement, one-fourth (1/4) of the Stock Option will vest on each of the one-year, two-year, three-year and four-year anniversaries of the Vesting Start Date, with the number of Shares as to which the Stock Option becomes vested on any such date being rounded down to the nearest whole Share, except for the final vesting date, with the number of Shares as to which the Stock Option becomes vested on such final vesting date rounded up to the nearest whole share, subject, in each case, to the Grantee remaining in continuous Employment from the date of this Agreement through such vesting date.

(b) Exercise of the Stock Option. No portion of the Stock Option may be exercised until such portion vests. Each election to exercise any vested portion of the Stock Option will be subject to the terms and conditions of the Plan and must be made in a form acceptable to the Administrator, signed by the Grantee or, if the Stock Option (or any portion thereof) has been transferred in accordance with the terms of the Plan and this Agreement, such transferee. Each such exercise election must be received by the Company or by such other party as the Administrator may prescribe and must be accompanied by payment in full of the exercise price as provided in the Plan. The latest date on which the Stock Option or any portion thereof may be exercised is the 10th anniversary of the Date of Grant and, if not exercised by such date, the Stock Option or any remaining portion thereof will thereupon immediately terminate with no consideration due to the Grantee.

3. Forfeiture.

(a) Cessation of Employment. Subject to Section 3(b) below, if the Grantee’s Employment ceases for any reason, including by reason of the Grantee’s death, (i) the Stock Option, to the extent not then vested, will be automatically and immediately forfeited for no consideration due to the Grantee; (ii) any vested portion of the Stock Option that is then outstanding will remain subject to the terms and conditions of the Plan and this Agreement and will remain exercisable for the time period set forth in Section 6(a)(4) of the Plan; and (iii) any Shares acquired upon the exercise of the Stock Option will remain outstanding and subject to the provisions of this Agreement and the Plan, including the repurchase provisions in Section 6 below.

(b) Recovery of Compensation. The Stock Option (whether vested or unvested), and any proceeds from the exercise or disposition of the Stock Option or any Shares acquired upon the exercise of the Stock Option, will be forfeited and disgorged to the Company, with interest and related earnings, promptly following notice to the Grantee (i) if the Grantee’s Employment is terminated by the Company or one of its affiliates for Cause or ceases under circumstances that in the determination of the Administrator would have constituted grounds for the Grantee’s Employment to be terminated for Cause (in each case, without regard to the lapsing of any required notice or cure periods in connection therewith); (ii) if at any time the Grantee is not in compliance with all applicable provisions of this Agreement and the Plan, any non-competition, non-solicitation, confidentiality or other restrictive covenant by which the Grantee is bound or any policy of the Company or any of its affiliates that is applicable to the Grantee and that provides for clawback, forfeiture or disgorgement with respect to incentive compensation that includes Awards under the Plan; or (iii) to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended. By accepting the Stock Option, the Grantee expressly acknowledges and agrees that the Grantee’s rights under this Agreement, including the right to retain any proceeds from the exercise or disposition of the Stock Option or any Shares, are subject to this Section 3(b) and Section 6(a)(5) of the Plan (including any successor provision).

4. Rights as a Stockholder.

(a) Record Ownership of Shares. The Grantee will not have any rights as a stockholder of the Company unless and until Shares are acquired upon the exercise of the Stock Option. Except as provided for in this Agreement, following the exercise of the Stock Option the Grantee will be the record owner of the Shares acquired upon such exercise unless and until such Shares are forfeited or transferred, and as the record owner will be entitled to all rights of a stockholder of the Company with respect to such Shares, subject to the terms of the Plan and this Agreement.

(b) Grant of Proxy. To the extent permitted by applicable law, the Grantee hereby grants to the Company an irrevocable proxy coupled with an interest, with full power of substitution, to vote any Shares acquired by the Grantee upon the exercise of the Stock Option as the Company sees fit on all matters, including, without limitation, related to (i) the election of members of the Board; (ii) any transaction subject to Section 7 below; or (iii) any amendment to the Company’s certificate of incorporation to increase the number of shares of Stock authorized thereunder. Such proxy shall be valid and remain in effect until the earlier of (A) the consummation of a public offering and sale of equity securities of the Company pursuant to an effective registration statement on Form S-1 (or any successor form) under the Securities Act (a “Public Offering”) and (B) with respect to any particular matter, the latest date permitted by applicable law.

(c) Power of Attorney. The Grantee hereby (i) appoints the Company as his or her attorney-in-fact to take such actions as may be necessary or appropriate to effectuate the proxy described under Section 4(b) above or the transfer of record ownership of any Shares that are forfeited or transferred hereunder; (ii) agrees to deliver to the Company, as a condition to the issuance of any certificate or certificates with respect to any Shares acquired upon the exercise of the Stock Option, one or more stock powers, endorsed in blank, with respect to such Shares; and (iii) agrees to sign such other agreements and take such other actions as the Company may reasonably request to accomplish the irrevocable proxy described in Section 4(b) above or the forfeiture or transfer of any Shares forfeited or transferred hereunder. Such power of attorney shall be valid and remain in effect until the earlier of (A) the consummation of a Public Offering and (B) with respect to any particular matter, the latest date permitted by applicable law.

5. Transfer Restrictions; Right of Refusal.

(a) Transfers of Stock Option. The Stock Option may not be sold or otherwise transferred except in accordance with Section 6(a)(3) of the Plan.

(b) Transfers of Shares.

(i) Generally. Subject to Section 5(c) below, following the expiration of the Call Period (as defined below) the Grantee may sell or otherwise transfer any Shares acquired upon the exercise of the Stock Option, subject to (i) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose; (ii) applicable requirements of federal, state or non-U.S. securities laws; and (iii) the transferee becoming a party to and subject to the applicable terms and conditions of the Plan and this Agreement. Prior to the transfer of any Shares pursuant to this Section 5(b) and as a condition thereto, the transferee shall execute a written agreement in a form provided by the Company under which such transferee shall become subject to the provisions of this Agreement and the Plan.

(ii) Right of First Refusal. Prior to the sale or other transfer for value of any Shares pursuant to Section 5(b)(i) above, the Grantee shall deliver a written notice (a “Transfer Notice”) of the proposed transfer stating (i) the number of Shares proposed to be transferred; (ii) the proposed purchase price per Share of such Shares; (iii) the terms on which the Grantee proposes to transfer such Shares, including the proposed transfer date; and (iv) the name and address of the proposed transferee of such Shares. For a period of thirty (30) days after receipt of any Transfer Notice, the Company may, by notice to the Grantee, elect to purchase any or all of the Shares proposed to be sold or transferred for the price specified in the Transfer Notice.

(iii) Expiration. Subject to the lock-up provisions of Section 8 below, the transfer restrictions applicable to Shares under Sections 5(b)(i) and (ii) above shall expire upon the consummation of a Public Offering.

(c) Impermissible Transfers. Any transfer of the Stock Option or any Shares that is not made in compliance with the terms of this Section 5 shall be null and void ab initio, and the Company shall not in any way give effect to any such transfer.

6. Company Purchase Right.

(a) Purchase Right Upon Cessation of Employment. If the Grantee’s Employment ceases for any reason the Company (or its designee) will have the right, exercisable from time to time and at any time during the period ending one hundred and eighty (180) days following the later to occur of (i) the cessation of the Grantee’s Employment and (ii) the date that is six (6) months plus one (1) day following the most recent acquisition of any Shares by the Grantee upon the exercise of the Stock Option (such period, the “Call Period”), to purchase, and upon the exercise of such right the Grantee will sell to the Company (or its designee), all or any portion, as designated by the Company (or its designee), of the Shares at a per-Share price equal to the Fair Market Value of a share of Stock on the date such Shares are purchased. For the avoidance of doubt, if any Shares are subject to forfeiture or disgorgement in accordance with Section 3(b) above, such Shares, regardless of by whom held, shall be forfeited in accordance with Section 3(b) above and any proceeds received by the Grantee in respect of such Shares, including any proceeds received under this Section 6, shall be disgorged to the Company, with interest and related earnings, promptly following notice to the Grantee.

(b) Purchase Notice. The Company (or its designee) will exercise its purchase rights under this Section 6 by delivering to the Grantee a written notice specifying its intent to purchase the applicable Shares (the “Purchase Notice”), the number of Shares to be purchased and the date on which such purchase will occur. Such purchase will occur on such date as the Company (or its designee) specifies in the Purchase Notice, which date will not be later than the fiscal quarter-end immediately following the fiscal quarter in which the Company’s purchase right is exercised.

(c) Payment. On the date of any purchase under this Section 6, as set forth in the Purchase Notice, the Company (or its designee) will deliver to the Grantee the purchase price (as set forth in Section 6(a) above) for such Shares, in cash or, to the extent a cash payment would violate the terms or provisions of, or result in a default or event or default under, any guarantee, financing, or security agreement of the Company or any of its affiliates, in the form of a promissory note.

(d) Expiration. Subject to the lock-up provisions of Section 8 below, the provisions of this Section 6 shall expire upon the consummation of a Public Offering or a transaction described in Section 7(a) below.

7. Drag-Along Rights.

(a) Covered Transaction. If holders of more than fifty percent (50%) of the outstanding Stock elect to consummate, or cause the Company to consummate, a Covered Transaction, then, upon fifteen (15) days written notice to the Grantee, the Grantee agrees to transfer in such Covered Transaction the percentage of the aggregate number of Shares held by the Grantee as of the consummation of such Covered Transaction that is equal to the aggregate percentage of shares of Stock owned by the holders of more than fifty percent (50%) of the outstanding Stock of the Company that are being transferred in such Covered Transaction, on the same terms and conditions as such holders with respect to the shares of Stock so transferred.

(b) Recapitalization Transaction. In the event of a Recapitalization Transaction, the Administrator shall be entitled to make the adjustments described in Section 7(b) of the Plan with respect to the Stock Option (or any portion thereof) and with respect to any Shares acquired upon the exercise of the Stock Option as if such Shares were shares of Stock underlying an Award.

(c) Waiver of Appraisal Rights. The Grantee agrees not to demand or exercise any appraisal rights under Section 262 of the Delaware General Corporate Law, as amended, or otherwise with respect to any transaction subject to this Section 7, whether or not such appraisal rights are otherwise available.

(d) Further Assurances. The Grantee shall take or cause to be taken all such actions as requested by the Company or holders of fifty percent (50%) of the outstanding Stock of the Company in order to consummate any transaction subject to this Section 7 and any related transactions, including but not limited to (i) the voting of Shares in favor of such transaction and (ii) the execution of agreements and other documents requested by the Company or such holders.

(e) Expiration. Subject to the lock-up provisions of Section 8 below, upon the provisions of this Section 7 shall expire upon the consummation of a Public Offering.

8. Lock-Up. If requested by the Company or by the underwriter(s) managing any Public Offering, the Grantee will not, without the prior written consent of the Company or such underwriter(s), effect any public sale of, or otherwise transfer or contract to transfer, any Shares during the seven (7) days prior to, and during the one hundred eighty (180)-day period following, the effective date of such Public Offering, or such longer period as may reasonably be requested by the Company or such underwriters to comply with applicable law. If requested by the Company or such underwriter(s), the Grantee shall enter into a “lock up” or similar arrangement in connection with a Public Offering on terms and conditions that the Company or the managing underwriter(s) thereof deems necessary or desirable.

9. Data Privacy. The Company hereby notifies the Grantee of the following in relation to the Grantee’s personal data and the collection, processing and transfer of such data in relation to the Shares, this Agreement and the Grantee’s participation in the Plan:

(a) Collection of Personal Data. The collection, processing and transfer of the Grantee’s personal data is necessary for the Company’s administration of the Plan and the Grantee’s participation in the Plan, and the Grantee’s denial and/or objection to the collection, processing and transfer of personal data may affect the Grantee’s ability to participate in the Plan. As such, the Grantee voluntarily acknowledges, consents and agrees (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

(b) Use of Personal Data. The Company holds certain personal information about the Grantee, including (but not limited to) the Grantee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any equity interests or directorships held in the Company, details of all equity awards or any other entitlement to equity awarded, canceled, purchased, vested, exercised, unvested or outstanding in the Grantee’s favor for the purpose of managing and administering the Plan (collectively, the “Data”). The Data may be provided by the Grantee or collected, where lawful, from third parties, and the Company will process the Data for the purpose of implementing, administering and managing the Grantee’s participation in the Plan. Processing of the Data will take place through electronic and non-electronic means according to logistics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Grantee’s country of residence and/or employment, as applicable. Data processing operations will be performed in a manner that minimizes the use of personal and identification data when such operations are unnecessary for the processing purposes sought. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan, the Grantee’s participation in the Plan or other lawful purposes.

(c) Transfer of Personal Data. The Company will transfer Data as necessary for the purpose of implementation, administration and management of the Grantee’s participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world. The Grantee hereby authorizes (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of equity interests on the Grantee’s behalf to a broker or other third party with whom the Grantee may elect to deposit any equity interest acquired pursuant to the Plan, subject to the limitations set forth in the Plan and this Agreement. The Grantee may, at any time, exercise the Grantee’s rights provided under applicable personal data protection laws (if any), which may include the right to (i) obtain confirmation as to the existence of the Data; (ii) verify the content, origin and accuracy of the Data; (iii) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data; and (iv) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and the Grantee’s participation in the Plan. The Grantee may seek to exercise these rights by contacting the Grantee’s local human resources manager.

10. Legend. Certificates evidencing any Shares issued upon the exercise of the Stock Option (if any) may contain such legends as the Administrator may determine necessary or appropriate, in addition to any legends that may be required by federal, state or non-U.S. securities law, the Plan or any other applicable documents or agreements governing any Shares. If any Shares are held in book entry form, the Company may take such steps as it deems necessary or appropriate to record and manifest the restrictions applicable to such Shares.

11. Certain Tax Matters.

(a) Tax Advice. The Company has made no warranties or representations to the Grantee with respect to the tax consequences of the Stock Option or any Shares issued thereunder and the Grantee is in no manner relying on the Company or its representatives for an assessment of such tax consequences.

(b) Tax Withholding. The Grantee expressly acknowledges that the exercise of the Stock Option, or any portion thereof, will give rise to taxable income subject to withholding. The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder, including the right to be issued any Shares upon the exercise of the Stock Option, are subject to the Grantee promptly remitting to the Company in cash or by check (or by such other means as may be acceptable to the Administrator) an amount sufficient to satisfy all taxes required to be withheld in connection with the Stock Option. The Grantee authorizes the Company and its affiliates to withhold any amounts due in respect of any required tax withholdings or payments from any amounts otherwise owed to the Grantee, but nothing in this sentence may be construed as relieving the Grantee of any liability for satisfying the Grantee’s obligation under the preceding provisions of this Section 11(b).

12. Effect on Employment. Neither the grant nor the vesting of the Stock Option will give the Grantee any right to be retained in the employ or service of the Company or any of its affiliates, affect the right of the Company or any of its affiliates to discharge the Grantee at any time, or affect the right of the Grantee to terminate his or her Employment at any time.

13. Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been furnished to the Grantee. By accepting the Stock Option, the Grantee agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.

14. Acknowledgements. The Grantee acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument; (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder; and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.

[Signature page follows.]

The Company, by its duly authorized officer, and the Grantee have executed this Agreement as of the date first set forth above.

AGENTUS THERAPEUTICS, INC.

By:

Name:

Title:

Signed as a deed by the Grantee:

Name:

[Signature page to Stock Option Agreement]